Exhibit 99.3

To the Limited Partners of CMF Eckhardt Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan President and Director Ceres Managed Futures LLC General Partner, CMF Eckhardt Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Eckhardt Master Fund L.P.:

We have audited the accompanying statement of financial condition (liquidation basis), including the condensed schedule of investments (liquidation basis), of CMF Eckhardt Master Fund L.P. (the “Partnership”), as of December 31, 2014 (termination of operations) and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the year ended December 31, 2014 (termination of operations). In addition, we have audited the accompanying statement of financial condition, including the condensed schedule of investments, of the Partnership as of December 31, 2013, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2013 and 2012. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on December 31, 2014. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of CMF Eckhardt Master Fund L.P. as of December 31, 2014 (termination of operations), (2) the results of its operations (liquidation basis) and changes in its partners’ capital (liquidation basis) for the year ended December 31, 2014 (termination of operations), (3) the financial position as of December 31, 2013, and (4) the results of its operations and changes in its partners’ capital for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2015

CMF Eckhardt Master Fund L.P.

Statements of Financial Condition

December 31, 2014 (termination of operations)(liquidation basis) and 2013

	December 31, 2014*	December 31, 2013
Assets:
Equity in trading account:
Cash (Note 3c)	$12,064,484	$15,771,158
Cash margin (Note 3c)	—	1,404,890
Net unrealized appreciation on open futures contracts	—	483,835
Net unrealized appreciation on open forward contracts	—	141

Total assets	$12,064,484	$17,660,024

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$39,900	$—
Accrued expenses:
Clearing fees due to MS&Co.	1,744	1,460
Professional fees	39,723	30,796
Redemptions payable	—	4,516,353
Liquidating redemptions payable	11,983,117	—

Total liabilities	12,064,484	4,548,609

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2014 and 2013	—	—
Limited Partners, 0.0000 and 11,320.8871 Redeemable Units outstanding at December 31, 2014 and 2013, respectively	—	13,111,415

Total liabilities and partners’ capital	$12,064,484	$17,660,024

Net asset value per unit	$—	$1,158.16

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.

Condensed Schedule of Investments (liquidation basis)

December 31, 2014 (termination of operations)

	Number of Contracts	Fair Value	% of Partners’ Capital*
Unrealized Appreciation on Open Forward Contracts
Metals	17	$28,634	0.24%

Total unrealized appreciation on open forward contracts		28,634	0.24

Unrealized Depreciation on Open Forward Contracts
Metals	29	(68,534)	(0.57)

Total unrealized depreciation on open forward contracts		(68,534)	(0.57)

Net fair value		$(39,900)	(0.33)%

*	Calculated based on pre-liquidation redemption.

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	73	$57,407	0.44%
Energy	69	23,661	0.18
Grains	57	(21,326)	(0.16)
Indices	51	210,823	1.61
Interest Rates Non-U.S.	33	(1,926)	(0.02)
Interest Rates U.S.	96	(31,988)	(0.24)
Metals	10	4,588	0.03
Softs	10	(1,541)	(0.01)

Total futures contracts purchased		239,698	1.83

Futures Contracts Sold
Currencies	67	30,055	0.23
Grains	20	36,313	0.28
Interest Rates Non-U.S.	423	104,151	0.79
Interest Rates U.S.	90	69,687	0.53
Softs	16	3,931	0.03

Total futures contracts sold		244,137	1.86

Unrealized Appreciation on Open Forward Contracts
Metals	24	41,766	0.32

Total unrealized appreciation on open forward contracts		41,766	0.32

Unrealized Depreciation on Open Forward Contracts
Metals	10	(41,625)	(0.32)

Total unrealized depreciation on open forward contracts		(41,625)	(0.32)

Net fair value		$483,976	3.69%

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.

Statements of Income and Expenses

for the years ended December 31, 2014, (termination of operations)

(liquidation basis), 2013 and 2012

	2014*	2013	2012
Investment Income:
Interest income	$1,730	$5,501	$9,844

Expenses:
Clearing fees	78,408	93,655	103,464
Professional fees	102,289	81,906	66,144

Total expenses	180,697	175,561	169,608

Net investment income (loss)	(178,967)	(170,060)	(159,764)

Trading Results:
Net gains (losses) on trading of commodity interest:
Net realized gains (losses) on closed contracts	2,683,184	159,906	1,384,523
Change in net unrealized gains (losses) on open contracts	(523,875)	68,765	(34,035)

Total trading results	2,159,309	228,671	1,350,488

Net income (loss)	$1,980,342	$58,611	$1,190,724

Net income (loss) per unit (Note 6)**	$216.56	$19.85	$57.13

Weighted average units outstanding***	9,698.0864	17,115.0378	17,808.3946

*	Presented on a liquidation basis of accounting.
**	Based on change in net asset value per unit before distribution of interest income to feeder funds.
***	Calculated based on pre-liquidation redemption.

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended December 31, 2014, (termination of operations)

(liquidation basis), 2013 and 2012

Partners’ Capital
Partners’ Capital at December 31, 2011	$20,506,579
Net income (loss)	1,190,724
Redemptions of 2,765.5158 Redeemable Units	(3,257,853)
Distribution of interest income to feeder funds	(9,844)

Partners’ Capital at December 31, 2012	18,429,606
Net income (loss)	58,611
Subscriptions of 3,420.4158 Redeemable Units	4,036,372
Redemptions of 8,285.1462 Redeemable Units	(9,407,673)
Distribution of interest income to feeder funds	(5,501)

Partners’ Capital at December 31, 2013	13,111,415
Net income (loss)	1,980,342
Redemptions of 11,320.8871 Redeemable Units	(15,090,027)
Distribution of interest income to feeder funds	(1,730)

Partners’ Capital at December 31, 2014*	$—

Net asset value per unit:

2012:	$1,138.64

2013:	$1,158.16

2014:	$1,374.54	**

*	Presented on a liquidation basis of accounting.
**	Pre-liquidation redemption net asset value per unit.

See accompanying notes to financial statements.

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

1.	Partnership Organization:

CMF Eckhardt Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of New York on February 13, 2008, to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The sectors traded included currencies, energy, indices, grains, U.S. and non-U.S. interest rates, softs and metals. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The Master terminated operations on December 31, 2014. As a result, the Master changed the basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation.

Ceres Managed Futures LLC (“CMF”) a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc.

On April 1, 2008 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”), Diversified Multi-Advisor Futures Fund L.P. (“Diversified I”) and Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”) each allocated a portion of their capital to the Master. Diversified 2000 purchased 10,000.0000 Redeemable Units with a fair value equal to $10,000,000. Diversified I purchased 7,000.0000 Redeemable Units with a fair value equal to $7,000,000. Diversified II purchased 7,000.0000 Redeemable Units with a fair value equal to $7,000,000. On December 31, 2013, Diversified I redeemed its entire investment in the Master for cash equal to $4,516,353. The Master was formed to permit commodity pools managed by Eckhardt Trading Company (the “Advisor”) using the Standard Program-Higher Leveraged, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the year ended December 31, 2014, the Master’s commodity broker was Morgan Stanley and Co. LLC (“MS&Co.”), a registered futures commission merchant. During prior periods included in this report, Citigroup Global Markets Inc. (“CGM”) also served as a commodity broker.

Prior to its termination on December 31, 2014, the Master operated under a structure where its investors consisted of Diversified 2000 and Diversified II. Diversified 2000 and Diversified II owned approximately 57.6% and 42.4%, respectively, of the Master at December 31, 2014. Diversified 2000, Diversified I and Diversified II (each a “Feeder,” collectively the “Funds”) each owned approximately 41.2%, 25.6% and 33.2% of the Master at December 31, 2013, respectively.

2.	Accounting Policies:

a.

Use of Estimates.    The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The liquidation basis of accounting requires the Master to record assets and liabilities at values expected to be received or paid, respectively, in liquidation. The change in basis of accounting from a going-concern basis to a liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its results of operations. All carrying values, whether market or fair values, are expected to be realized by the General Partner during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets or a statement of changes in net assets available to shareholders. The Statement of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of net assets available to shareholders for the year ended December 31, 2014.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on trade date and open contracts were recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated. Unrealized gains or losses on open contracts were included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses were included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities were actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

Where applicable, the Master separately presented purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considered prices for exchange-traded commodity futures, forwards and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange traded forwards and certain option contracts for which market quotations were not readily available were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

ended December 31, 2014 and 2013, the Master did not hold any derivative instruments for which market quotations were not readily available and were priced by brokers-dealers who derive fair values for these assets and liabilities from observable inputs (level 2) or that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2014 and 2013, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2014	Quoted Prices in Active markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Forwards	$28,634	$28,634	$—	$—

Total assets	$28,634	$28,634	$—	$—

Liabilities
Forwards	$(68,534)	$(68,534)	$—	$—

Total liabilities	(68,534)	(68,534)	—	—

Net Fair value	$(39,900)	$(39,900)	$—	$—

	December 31, 2013	Quoted Prices in Active markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$599,081	$599,081	$—	$—
Forwards	41,766	41,766	—	—

Total assets	$640,847	$640,847	$—	$—

Liabilities
Futures	$115,246	$115,246	$—	$—
Forwards	41,625	41,625	—	—

Total liabilities	156,871	156,871	—	—

Net fair value	$483,976	$483,976	$—	$—

d.	Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) were made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

e.	Forward Foreign Currency Contracts. Forward foreign currency contracts were those contracts where the Master agreed to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed upon future date. Forward foreign currency contracts were valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, was included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on forward foreign currency contracts were recognized in the period in which the contract was closed or the changes occurred, respectively, and are included in the Statements of Income and Expenses.

The Master did not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net income (loss) in the Statements of Income and Expenses.

f.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master were cash settled based on prompt dates published by the LME. Payments (“variation margin”) may have been made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract was closed at the prompt date, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

g.	Options. The Master was permitted to purchase and write (sell), both exchange-listed and over-the-counter options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master wrote an option, the premium received was recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchased an option, the premium paid was recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts are included in the Statements of Income and Expenses.

h.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

i.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2014 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

j.	Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08 “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Master’s financial statements. Based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception. It had all of the fundamental characteristics of an investment company. Although the Master did not possess all of the typical characteristics of an investment company, its activities were consistent with those of an investment company.

k.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights.”

l.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that other than that referenced in Note 8 to the Financial Statements there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co./CGM and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until December 31, 2014.

c.	Customer Agreements:

Prior to and during part of the fourth quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the fourth quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations.

Under the MS&Co. Customer Agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) were borne by the Master and allocated to the Funds. All other fees were borne by the Funds. All of the Master’s assets were deposited in the Master’s account at MS&Co. The Master’s cash was deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2014 and December 31, 2013, the amount of cash held by the Master for margin requirements was $0 and $1,404,890, respectively. The MS&Co. Customer Agreement was in effect with respect to the Master until December 31, 2014, when the Master terminated operations.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master and the CGM Customer Agreement with the Master each gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2014 and 2013 were 952 and 1,245, respectively. The monthly average number of metal forward contracts traded during the years ended December 31, 2014 and 2013 were 40 and 26, respectively. The monthly average number of option contracts traded during the years ended December 31, 2014 and 2013 were 0 and 2. The monthly average notional value of currency forward contracts held during the years ended December 31, 2014 and 2013 were $0 and $230,640, respectively.

On January 1, 2013, the Partnership adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master's investments as of December 31, 2014 and December 31, 2013, respectively.

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Forwards	$28,634	$(28,634)	$—

Total Assets	$28,634	$(28,634)	$—

Liabilities
Forwards	$(68,534)	$28,634	$(39,900)

Total Liabilities	$(68,534)	$28,634	$(39,900)

Net fair value			$(39,900)

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$599,081	$(115,246)	$483,835
Forwards	41,766	(41,625)	141

Total Assets	$640,847	$(156,871)	$483,976

Liabilities
Futures	$(115,246)	$115,246	$—
Forwards	(41,625)	41,625	—

Total Liabilities	$(156,871)	$156,871	$—

Net fair value			$483,976

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2014 and 2013.

December 31, 2014
Assets
Forward Contracts
Metals	$28,634

Total unrealized appreciation on open forward contracts	$28,634

Liabilities
Forward Contracts
Metals	$(68,534)

Total unrealized depreciation on open forward contracts	$(68,534)

Net unrealized depreciation on open forward contracts	$(39,900)*

*	This amount is included in “Net unrealized depreciation on open forwards contracts” on the Statements of Financial Condition.

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

December 31, 2013
Assets
Futures Contracts
Currencies	$113,385
Energy	41,111
Grains	40,035
Indices	210,823
Interest Rates U.S.	69,687
Interest Rates Non-U.S.	107,769
Metals	4,588
Softs	11,683

Total unrealized appreciation on open futures contracts	$599,081

Liabilities
Futures Contracts
Currencies	$(25,923)
Energy	(17,450)
Grains	(25,048)
Interest Rates U.S.	(31,988)
Interest Rates Non-U.S.	(5,544)
Softs	(9,293)

Total unrealized depreciation on open futures contracts	$(115,246)

Net unrealized appreciation on open futures contracts	$483,835 *

Assets
Forward Contracts
Metals	$41,766

Total unrealized appreciation on open forward contracts	$41,766

Liabilities
Forward Contracts
Metals	$(41,625)

Total unrealized depreciation on open forward contracts	$(41,625)

Net unrealized appreciation on open forward contracts	$141 **

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2014, 2013 and 2012.

Sector	2014	2013	2012
Currencies	$681,537	$(587,201)	$(28,854)
Energy	(144,033)	(430,055)	271,434
Grains	109,176	98,391	(123,512)
Indices	(206,820)	1,552,871	631,887
Interest Rates U.S.	147,171	31,401	288,955
Interest Rates Non-U.S.	1,666,964	(350,444)	814,861
Metals	(93,950)	(51,291)	(172,981)
Softs	(736)	(35,001)	(331,302)

Total	$2,159,309 ***	$228,671 ***	$1,350,488 ***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors and they became limited partners on the first day of the month after their subscription was processed. A limited partner had the right to withdraw all or part of its capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request had been made to the General Partner at least three business days in advance of the Redemption Date. The Redeemable Units were classified as a liability when the limited partner elected to redeem and informed the Master.

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

6. Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014		2013	2012
Net realized and unrealized gains (losses)*	$227.35		$24.42	$60.33
Interest income	0.18		0.33	0.57
Expenses**	(10.97)		(4.90)	(3.77)

Increase (decrease) for the year	216.56		19.85	57.13
Distribution of interest income to feeder funds	(0.18)		(0.33)	(0.57)
Net asset value per unit, beginning of year	1,158.16		1,138.64	1,082.08

Net asset value per unit, end of year***	1,374.54		1,158.16	1,138.64
Liquidation redemption per unit at 12/31/14	(1,374.54)		—	—

Ending net asset value per unit	$—		$1,158.16	$1,138.64

Ratios to average net assets:
Net investment income (loss)****	(1.5)%		(0.9)%	(0.8)%

Operating expenses	1.5%		0.9%	0.8%

Total return	18.7	%***	1.7%	5.2%

*	Includes clearing fees.

**	Excludes clearing fees.

***	Calculated based on pre-liquidation redemption net asset value per unit.

****	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments included forwards, futures and options whose values were based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain standardized swaps forward and option contracts. Certain swap contracts may also have been traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

CMF Eckhardt Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2014

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master was exposed to a market risk equal to the value of the futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods, as MS&Co. and/or CGM or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through MS&Co. and/or CGM, the Master’s counterparty was an exchange or clearing organization.

As both a buyer and seller of options, the Master paid or received a premium at the outset and then bore the risk of unfavorable changes in the price of the contract underlying the option. Written options exposed the Master to potentially unlimited liability; for purchased options the risk of loss was limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master did not consider these contracts to be guarantees.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

8.	Liquidation of the Master

Initial distributions of the Master’s capital to the Funds were made on January 5, 2015, with the remainder paid between January 21, 2015 and January 26, 2015.